Exhibit 99.2

NEWS RELEASE

HECLA PROVIDES UPDATE ON FALL OF GROUND
AT THE LUCKY FRIDAY OPERATION
April 18, 2011

COEUR D’ALENE, IDAHO -- Hecla Mining Company (“Hecla”)(NYSE:HL) provides an update on the localized fall of ground in a stope which occurred at its Lucky Friday mine in Northern Idaho on April 15, 2011. An employee is unaccounted for.

"Our current focus is 100% directed to rescuing the miner and ensuring the safety of the rescue team," said Phil Baker, President and Chief Executive Officer. "Larry Marek is an experienced miner and has been with Hecla for 12 years. We deeply sympathize with the family, employees and overall situation and are doing all that is possible to progress with rescue operations in a safe and expedited manner. Our thoughts and prayers are with the family and loved ones."

The Lucky Friday mine has ceased mining to focus on rescue operations. Hecla does not know how long the rescue efforts will continue or if it will impact the 2011 production guidance.

Hecla is working extraordinarily hard to reach the employee and will continue making every effort as long as it takes, using safe methods in the process to ensure the safety of our rescue teams. Rescue teams are working 24 hours a day in two twelve-hour shifts.

Communications are being coordinated with all relevant authorities, including local, state, regional and federal officials and emergency service organizations. MSHA is on site.

Hecla will provide up-to-date information on the rescue efforts in the Lucky Friday Mine Update section on the homepage of the website at www.hecla-mining.com.

Cautionary Statements
Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, costs, and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, environmental and litigation risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results. Refer to the company's Form 10-K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

For further information, please contact:

Mélanie Hennessey	Direct Main: 800-HECLA91 (800-432-5291)
Vice President – Investor Relations	Email: hmc-info@hecla-mining.com
Direct: 604-694-7729	Website: www.hecla-mining.com

Hecla Canada Ltd.	Hecla Mining Company
400 – 580 Hornby Street	6500 N. Mineral Drive, Suite 200
Vancouver, British Columbia	Coeur d’Alene, Idaho 83815
V6C 3B6 Canada